FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

FIRST QUARTER 2004 RESULTS

Salix Raises Guidance for 2004 COLAZAL® Revenue

First Quarter COLAZAL Revenues Up 68%

RALEIGH, NC, April 26, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the first quarter ended March 31, 2004.

Sales of COLAZAL® (balsalazide disodium) Capsules 750 mg generated product revenue of $19.4 million for the first quarter of 2004 compared to $11.5 million for the first quarter of 2003. This represents an increase of 68% over the prior year period. Total product revenues were derived primarily from sales of COLAZAL, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $4.7 million for the first quarter of 2004. Gross margin on total product revenue was 76.4% for the first quarter. The Company reported a net loss of $2.4 million, or $0.10 per share, for the first quarter ended March 31, 2004.

Research and development expenses were $5.0 million for the first quarter of 2004, compared to $5.2 million for the prior year period. Selling, general and administrative expenses were $12.8 million for the first quarter of 2004 compared to $9.6 million for the corresponding period of 2003.

Cash, cash equivalents and investments were $62.6 million on March 31, 2004.

Commenting on the Company’s performance, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased with the continued growth of our COLAZAL business. Sales growth during the first quarter was influenced, to some extent, by a price increase instituted early in the quarter. Pipeline inventories at the end of the quarter increased slightly, to approximately 1.8 months, compared to approximately 1.5 months at the end of the fourth quarter of 2003. We do not expect COLAZAL sales for the second quarter of 2004 to exceed the level of sales achieved during the first quarter of 2004. However, based upon information currently available, we are increasing our guidance for net COLAZAL sales for 2004 from approximately $73 million to approximately $75 million.

“Based upon guidance for net COLAZAL sales for 2004 and the fact that the majority of expenses related to the launch of Rifaximin are being taken during the first half of 2004, we continue to expect to become profitable in the second half of 2004 excluding any revenue effects of Rifaximin. We further continue to believe that we will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected.”

Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continues to achieve excellent growth. Earlier this month COLAZAL achieved new highs in weekly total prescriptions, as well as weekly new prescriptions. During the first quarter of 2004, according to NDC data, approximately 90,000 prescriptions were written compared to approximately 69,000 written during the first quarter of 2003. This represents a year-over-year increase of 30 percent.

“In February our sales representatives began introducing AZASANTM (azathioprine tablets, USP) to physicians. The most common dosage of azathioprine used by physicians is 100 mg, and we are extremely pleased to be the exclusive source for the 75 mg and 100 mg dosage strengths of azathioprine. We believe that AZASAN will differentiate itself from the competition by offering more convenient dosing at a lower cost. We also believe that the convenience of AZASAN 100 mg should improve patient compliance. Early market feedback appears to indicate that our efforts are paying off and that physicians are very receptive to AZASAN. AZASAN new prescriptions and total prescriptions have increased consecutively each week for the nine weeks since the product was launched.

“In addition to the strong performance of COLAZAL during the first quarter of 2004, we also continued to make progress in the development of Rifaximin and Granulated Mesalamine during the first three months of the year. The U.S. Food and Drug Administration’s review of our New Drug Application for Rifaximin is progressing. We anticipate a decision from the FDA regarding our application on or before the user fee goal date of May 26, 2004. By means of our New Drug Application, the Company initially is seeking approval to market Rifaximin, our non-systemic, gastrointestinal selective antibiotic, as a treatment for travelers’ diarrhea.

“In addition to the travelers’ diarrhea program, we continue to look at other potential uses for Rifaximin. During the fourth quarter of 2003, Dr. Herbert L. DuPont, a thought leader in the area of infectious disease, completed a randomized, double-blind, placebo-controlled study investigating the use of Rifaximin in the prophylaxis of travelers’ diarrhea. Dr. DuPont will report the results of this study on May 16, 2004 at Digestive Disease Week in New Orleans.

“The analysis of our placebo-controlled study of Rifaximin for the treatment of hepatic encephalopathy has been completed. Currently, our development staff is compiling information from this study in preparation for a meeting with the FDA to discuss how we should move forward in order to pursue approval for this indication. A Company-sponsored pilot study of Rifaximin in the prophylaxis of shigellosis and a Company-funded, independent research study of Rifaximin for the treatment of small bowel overgrowth in irritable bowel syndrome patients are currently being conducted.

“Plans have been underway for some time to assess the feasibility of developing a new formulation of Rifaximin. During the first quarter of 2004 preliminary steps were initiated to begin a process to formulate what we believe would be a more potent and more effective formulation of Rifaximin.

“During the first quarter of the year the two preliminary dose characterization trials for Granulated Mesalamine were completed. The results of these trials are being analyzed. It is our intention to initiate two Phase III trials by mid year if the FDA agrees with our development program for this drug.

“Work is underway to secure approval for the pediatric use of COLAZAL. The protocol for this study has been submitted to the FDA, clinical sites for the study have been identified and other activities are in progress in preparation for the initiation of the study.”

The Company will host a conference call at 9:00 a.m. ET, on April 26, 2004 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through May 2.

The telephone numbers to access the conference call are (800) 500-0177 (U.S. and Canada) or (719) 457-2679 (international.) The access code for the call is 417489. A replay of the call will be available from 12:00 noon, ET, April 26 through May 2. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the call is 417489.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix also markets AZASANTM (azathioprine tablets, USP). Salix’s next product candidate is

Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The FDA has assigned a user fee goal date of May 26, 2004 to review and act upon the application. In December 2003 the FDA permitted clinical trials to initiate under Salix’s Investigation New Drug for Granulated Mesalamine. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AzasanTM is a registered trademark of aaiPharma Inc.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, risks of regulatory review and clinical trials, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share data)

	Three Months Ended
	March 31, 2004 (unaudited)	March 31, 2003 (unaudited)
Revenues:
Product revenue	$19,859	$11,522

Total revenues	19,859	11,522
Operating Expenses:
Cost of products sold	4,696	2,764
License fees and costs related to collaborative agreements	31	31
Research and development	4,955	5,150
Selling, general and administrative	12,768	9,619

Total costs and expenses	22,450	17,564
Loss from operations	(2,591)	(6,042)
Interest and other income/(expense), net	166	570
Income tax	—	—

Net loss	$(2,425)	$(5,472)
Net loss per share	$(0.10)	$(0.26)

Weighted average shares outstanding	23,850	21,376

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2004 (unaudited)	December 31, 2003 (audited)
Assets
Cash, cash equivalents and investments	$62,606	$64,807
Accounts receivable, net	5,624	3,598
Inventory, net	17,958	16,094
Other assets	6,515	6,353

Total Assets	$92,703	$90,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$15,785	$13,360
Deferred revenue	3,652	3,557

Total current liabilities	19,437	16,917

Common stock	24	24
Additional paid-in-capital	167,144	165,293
Other comprehensive loss	(750)	(655)
Accumulated deficit	(93,152)	(90,727)

Total stockholders’ equity	73,266	73,935

Total Liabilities and Stockholders’ Equity	$92,703	$90,852

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